Exhibit 99.1

news release

Tenneco Announces Results of 2012 Annual Meeting

Lake Forest, Ill., May 16, 2012 – Tenneco Inc. (NYSE: TEN) announced at its annual meeting today that its shareholders re-elected Dennis J. Letham, Hari N. Nair, Roger B. Porter, David B. Price, Jr., Gregg M. Sherrill, Paul T. Stecko, Mitsunobu Takeuchi, and Jane L. Warner to the company’s board of directors. The directors have been re-elected to serve a term expiring at the 2013 annual meeting of stockholders.

Stockholders also ratified the appointment of PricewaterhouseCoopers LLP as independent accountants for 2012; and, in an advisory vote, approved the company’s executive compensation.

Tenneco is a $7.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 24,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker® and Clevite® Elastomer brand names.

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Contacts:

Linae Golla

Investor relations

847 482-5162

lgolla@tenneco.com

or

Bill Dawson

Media relations

847 482-5807

bdawson@tenneco.com